                                                                     EXHIBIT 2.5


                            STOCK PURCHASE AGREEMENT




                                  By and Among




                              CAROLINA FIRST BANK,
                          a South Carolina corporation

                              BARR H. GARDNER, III
                  an individual resident in South Carolina, and

                                       And

                               STEVE S. BOUKNIGHT,
                    an individual resident in South Carolina







                               SEPTEMBER 20, 2002




            NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
                  TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

                                TABLE OF CONTENTS


ARTICLE 1.  DEFINITIONS.......................................................2
ARTICLE 2  SALE AND TRANSFER OF SHARES; CLOSING...............................5
ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS.........................7
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BUYER..........................15
ARTICLE 5.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE..............17
ARTICLE 6.  CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.............18
ARTICLE 7.  INDEMNIFICATION; REMEDIES........................................18
ARTICLE 8.  GENERAL PROVISIONS...............................................20



Exhibit A:    Form of Escrow Agreement
Exhibit B:    Form of Registration Rights Agreement
Exhibit C:    Principles for Calculation of EBITDA
Exhibit D:    Form of Sellers' Releases
Exhibit E-1: Form of Employment and Noncompetition Agreements for Sellers Exhibit E-2: Form of Employment and Noncompetition Agreements for Key Employees
Exhibit F:    Form of Lease

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is entered as of September 20, 2002 and is effective as of the Effective Time (hereinafter defined) by Carolina First Bank, a South Carolina corporation ("Buyer"), Barr H. Gardner, III, an individual resident in South Carolina ("Gardner"), and Steve S. Bouknight, an individual resident in South Carolina ("Bouknight"). Bouknight and Gardner are collectively referred to as the "Sellers" and individually as a "Seller."

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Gardner Associates, Inc., a South Carolina corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified below:

         "Adverse Consequences"--means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Applicable Contract"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "Applicable Rate"--means the prime corporate rate of interest publicly announced from time to time by Carolina First Bank.

         "Breach"--a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Consent"--any approval, consent, ratification, waiver, or other authorization (including any governmental authorization).

         "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EBITDA" -- the Company's earnings before interest, income taxes, depreciation, and amortization, calculated in accordance with the principles set forth on Exhibit C.

         "Effective Time"--11:59 p.m. South Carolina time on September 20, 2002.

         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, other than Permitted Encumbrances.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agreement" means the Escrow Agreement to be entered into at Closing as provided in Article 2. A form of the Escrow Agreement is attached hereto as Exhibit A.

         "Fair Market Value" of the TSFG Common Stock will be equal to the rolling 10 trading day average ending the second trading day immediately prior to the date Closing Date.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other Financial Statements referred to in Section 3.4 were prepared.

         "IRC"--the Internal Revenue Code of 1986, as amended or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         "Legal Requirement"--any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Material Adverse Effect"; "Material Adverse Event"--means any event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including, without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to involve more than $50,000 in the case of the Company (or $2,500,000 in the case of TSFG and Buyer), or otherwise have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially hinder such party's, or an affiliated party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided however, in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of the Sellers or Buyer taken with the prior written consent of Buyer or the Sellers, as applicable, in contemplation of the transaction contemplated herein, or (D) any changes in general economic conditions affecting companies generally.

         "Net Tangible Value"--means the excess of assets over liabilities as shown on the Effective Date Balance Sheet of the Company.

         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) unless such action involves liabilities of less than $50,000; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Parties" - the parties to this Agreement.

         "Permitted Encumbrances" -- with respect to Company properties, interests and assets, (1) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no material default (or event that, with notice or lapse of time or both, would constitute a material default) exists,

(2) mortgages or security interests incurred in connection with the purchase of property or assets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(3) liens for current taxes not yet due, and (4) with respect to real property interests, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, (ii) zoning laws and other land use restrictions that do not materially impair the present use of the property subject thereto, and (iii) all matters of public record. All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, any other Person, subject to matters which would be disclosed by a current and accurate survey of the properties owned by the Company.

         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

         "Pro Rata" shall mean with respect to Gardner and Bouknight, 99% and 1%, respectively.

         "Registration Rights Agreement" shall mean the registration rights agreement of TSFG, to be delivered at Closing, substantially in the form attached hereto as Exhibit B.

         "Related Person"--with respect to a particular individual shall mean:
(a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Tax"--any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, utility, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section
59A), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), unemployment, workers' compensation, disability, real property, personal property, ad valorem, sales, use, service, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, impost or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "TSFG" shall mean The South Financial Group, Inc., a South Carolina corporation and the parent corporation of Buyer.

         "TSFG Common Stock" shall mean the common stock, par value $1.00 per share, of TSFG.


                 ARTICLE 2. SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer the Shares to Buyer, and Buyer will receive the Shares from Sellers, all in exchange for the TSFG Common Stock provided below.

         2.2 PURCHASE PRICE.

         (a) Aggregate Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares will be $3,325,000 (the "Closing Consideration") plus the Calendar Year 2002 Earn Out Shares, the Five-Year Annual Performance Earn Out Shares, and the Five-Year Cumulative Performance Earn Out Shares. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Shares as set forth in Part 2.2(a) of the Disclosure Schedule. The Closing Consideration will be subject to the post-Closing adjustment as set forth below in Section 2.2(g).

         (b) Closing Consideration. The Closing Consideration shall be paid in the form of TSFG Common Stock valued at its Fair Market Value.

         (c) Year 2002 Earn Out Shares. An additional $463,500 in TSFG Common Stock valued at the Fair Market Value (the "Year 2002 Earn Out Shares") will be escrowed at Closing in accordance with the Escrow Agreement. All of the Year 2002 Earn Out Shares will be paid to the Sellers (Pro Rata) if the Company's EBITDA for the calendar year 2002 is equal to or exceeds $578,000. If the Company's EBITDA for the calendar year 2002 is less than $578,000, a portion of the Year 2002 Earn Out Shares will be made in accordance with the following formula:

     [(Company's 2002 EBITDA - $457,159) / ($578,000 - $457,159)] * $463,500

          (d) Five-Year Annual Performance Earn Out Shares. An additional $1,229,500 in TSFG Common Stock valued at the Fair Market Value (the "Five-Year Annual Performance Shares") will be escrowed at Closing in accordance with the Escrow Agreement. Buyer agrees to pay up to $245,900 per year (in TSFG Common Stock valued at the Fair Market Value) to the Sellers (Pro Rata) for each of the calendar years 2003, 2004, 2005, 2006 and 2007 if the EBITDA Targets set forth below for that particular year have been achieved. If the Company's EBITDA for a particular year is less than the applicable EBITDA Target, a portion of that year's Five-Year Annual Performance Shares will be made in accordance with the following formula:

         [(Company's actual annual EBITDA - Minimum EBITDA Threshold) /
                 Applicable Threshold Differential] * $245,900

                                 Earn Out Table

              (Subject to adjustment as set forth in Section 2.2(h)

--------------------------------------------------------------------------------------------------------------------
Calendar Year                                     2003           2004           2005           2006            2007
                                                  ----           ----           ----           ----            ----
EBITDA Target                                 $711,000       $816,000       $988,000     $1,194,000      $1,437,000
Minimum EBITDA Threshold                       600,000        705,000        866,000      1,059,000       1,288,000
Original Threshold Differential                111,000        111,000        122,000        135,000         149,000
Applicable Threshold Differential              111,000        111,000        122,000        135,000         149,000
--------------------------------------------------------------------------------------------------------------------

Calculations will be made on a year-by-year basis and will not be cumulative. (For example, if EBITDA in years 2003, 2004 and 2005 were $600,000 $700,000 and $1,100,000 respectively, no amounts would be paid with respect to years 2003 and 2004, and $245,900 would be paid with respect to the year 2005.

         (e) Five-Year Cumulative Performance Earn Out Shares. An additional $275,000 in TSFG Common Stock (the "Five-Year Cumulative Performance Earn Out Shares") will be escrowed at Closing under the Escrow Agreement. Buyer agrees to pay $275,000 (in TSFG Common Stock valued at the Fair Market Value) to the Sellers (Pro Rata) if the cumulative EBITDA of the Company for the years 2003 through 2007 exceeds $5,760,000.

         (f) EBITDA Calculation. EBITDA of the Company for each year shall be determined promptly, and in any event within 30 days after year-end. EBITDA of the Company for any relevant period will be determined in accordance with the principles set forth in Exhibit C. The dispute resolution provisions of Section
2.5 will apply to EBITDA calculations.

         (g) Closing Consideration Adjustment. The Closing Consideration will be adjusted as follows:

                  (1) If the Net Tangible Value is less than $924,271, the Sellers will pay to the Buyer an amount equal to such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) in the form of TSFG Common Stock valued at the Fair Market Value within three (3) business days after the date on which the Net Tangible Value for the Company is resolved pursuant to
Section 2.5. If the Net Tangible Value is greater than $924,271, the Buyer will pay to the Sellers an amount equal to such overage (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three (3) business days after the date on which the Net Tangible Value for the Company is resolved pursuant to Section 2.5.

                  (2) The Sellers (Pro Rata) agree to repurchase any receivables existing on the Closing Date and not collected within 90 days immediately following Closing Date.

         (h) Adjustment of Earn Out Table and Five-Year Annual Performance Shares. The EBITDA Target in the Earn Out Table and the amount of the Five-Year Annual Performance Shares will be revised downward if the Company's actual EBITDA for the calendar year 2002 is less than $578,000.

The revised EBITDA Targets for each year will be calculated as follows:

       [((Actual 2002 EBITDA - $457,159) / $120,841) * Original Threshold
                   Differential] + Minimum EBITDA Threshold.

For the 2003 calculation, the prior year EBITDA Target will be the Company's actual 2002 EBITDA, but not more than $578,000 nor less than $457,159. Notwithstanding anything to the contrary, the EBITDA Targets for a particular year shall never be less than the Minimum EBITDA Thresholds set forth in the table in Section 2.2(d).

The revised amount of the Five-Year Annual Performance Shares will be calculated as follows:

    [(Company's 2002 EBITDA - $457,159) / ($578,000 - $457, 159) * $154,500]
                                  + $1,075,000

For example, if the Company's actual 2002 EBITDA is $507,159, then the Earn Out Table would be adjusted as follows:

--------------------------------------------------------------------------------------------------------------------
Calendar Year                                     2003           2004           2005           2006            2007
                                                  ----           ----           ----           ----            ----
EBITDA Target                                 $645,928       $750,928       $916,480     $1,114,859      $1,349,651
Minimum EBITDA Threshold                       600,000        705,000        866,000      1,059,000       1,288,000
Original Threshold Differential                111,000        111,000        122,000        135,000         149,000
Applicable Threshold Differential               45,928         45,928         50,480         55,859          61,651
--------------------------------------------------------------------------------------------------------------------

         2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the principal executive offices of Buyer in Greenville, South Carolina on September 20, 2002, or at such other time and place as the parties may agree. It is contemplated that Closing will occur simultaneous with execution of this Agreement.

         2.4 CLOSING OBLIGATIONS. At the Closing:

         (a) Sellers will deliver to Buyer:

                  (1) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                  (2) releases in the form of Exhibit D executed by Sellers (collectively, "Sellers' Releases");

                  (3) Employment and Noncompetition Agreements in the form of Exhibit E-1, executed by Gardner, and Employment and Noncompetition Agreements in the form of Exhibit E-2 executed by all key employees of the Company who currently have written agreements with the Company to acquire any portion of their book of business (collectively, "Employment and Noncompetition Agreements");

                  (4) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement is accurate in all respects as of the Closing Date.

         (b) The Company will execute and deliver to Buyer:

                  (1) copies of the Employment and Noncompetition Agreements, signed by the Company;

                  (2) a copy of the Lease signed by the Company;

                  (3) a consent of directors and shareholders of the Company terminating any and all buy-sell agreements and stock restriction agreements by and among the Company and its shareholders; and

                  (4) a certified copy of the corporate resolutions of the Company's board of directors and shareholders approving the transaction contemplated by this Agreement and the actions relating to the transactions contemplated herein.

                  (5) the lease of the Company's premises in the form of Exhibit F (the "Lease");

                  (6) resignations of the Company's board of directors effective as of Closing.

         (c) Buyer will deliver to Sellers:

                  (1) the Closing Consideration to Gardner and Bouknight, as provided in Section 2.2(a);

                  (2) the Registration Rights Agreement executed by TSFG;

                  (3) the Escrow Agreement executed by Buyer and TSFG;

                  (4) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date.

         2.5 PREPARATION OF EFFECTIVE DATE BALANCE SHEET.

         (a) Within 15 days after the Closing Date, the Buyer will prepare and deliver to the Sellers a draft consolidated balance sheet (the "Initial Effective Date Balance Sheet") for the Company as of the Effective Time (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). The Buyer will prepare the Initial Effective Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Company's financial statements referenced in Section 3.4 (the "Financial Statements"); provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Initial Effective Date Balance Sheet, through full application of the procedures used in preparing the most recent audited balance sheet included within the Financial Statements and the principles contained in Exhibit C.

         (b) If the Sellers have any objections to the Initial Effective Date Balance Sheet, the Sellers will deliver a detailed statement describing their objections to the Buyer within 30 days after receiving the Initial Effective Date Balance Sheet. The Buyer and the Sellers will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after the Buyer has received the statement of objections, an accounting firm selected by KPMG, LLP and reasonably acceptable to the Sellers will resolve any remaining objections. The Buyer will revise the Initial Effective Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(b). The "Effective Date Balance Sheet" shall mean the Initial Effective Date Balance Sheet together with any revisions thereto pursuant to this Section 2.5(b).

         (c) In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.5(b) above, the Buyer and the Sellers will share responsibility for the fees and expenses of the accounting firm as follows:

                  (1) if the accounting firm resolves all of the remaining objections in favor of the Buyer (the Net Tangible Value so determined is referred to herein as the "Buyer's Determination"), the Sellers will be responsible for all of the fees and expenses of the accounting firm;

                  (2) if the accounting firm resolves all of the remaining objections in favor of the Sellers (the Net Tangible Value so determined is referred to herein as the "Seller's Determination"), the Buyer will be responsible for all of the fees and expenses of the accounting firm; and

                  (3) if the accounting firm resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Sellers (the Net Tangible Value so determined is referred to herein as the "Actual Value"), the Sellers will be responsible for that percentage of the fees and expenses of the accounting firm equal to (i) the difference between the Seller's Determination and the Actual Value over (ii) the difference between the Seller's Determination and the Buyer's Determination (up to 100% of such fees and expenses), and the Buyer will be responsible for the remainder of the fees and expenses.

                  (4) The Buyer will make the work papers and back-up materials used in preparing the Initial Effective Date Balance Sheet, and the books, records, and financial staff of the Company available to the Sellers and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by the Buyer of the Initial Effective Date Balance Sheet, (ii) the review by the Sellers of the Initial Effective Date Balance Sheet, and (iii) the resolution by the Parties of any objections thereto.


              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the Closing Date with respect to himself, except as set forth in the Disclosure Letter. Except as set forth in the Disclosure Letter (which will specifically identify the Section to which the exception applies), Sellers represent and warrant to

Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The Company does not own any subsidiaries and has never owned any subsidiaries. Sellers have delivered to Buyer copies of the organizational documents of the Company, as currently in effect.

         3.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon execution, this Agreement, the Employment and Noncompetition Agreements, the Sellers' Releases, and the Lease (collectively, the "Sellers' Closing Documents") will constitute the legal, valid, and binding obligations of Sellers (or the other parties to such documents), enforceable against Sellers (or the other appropriate parties to such documents) in accordance with their respective terms. Sellers have the right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents to which they are a party and to perform their obligations under this Agreement and the Sellers' Closing Documents (to which they are a party).

         (b) Neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the transactions contemplated herein by Sellers will, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (2) contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject, except as such shall not have a Material Adverse Effect;

                  (3) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company, except as such shall not have a Material Adverse Effect;

                  (4) cause the Company to become subject to, or to become liable for the payment of, any Tax for State or local tax purposes;

                  (5) [reserved];

                  (6) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract, except as such shall not have a Material Adverse Effect; or

                  (7) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

         Neither the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein. Sellers have caused the Company to make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated herein and to obtain all Consents identified in
Part 3.2 of the Disclosure Letter.

         3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 100,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the sole record and beneficial owners and holders of the Shares, free and clear of all Encumbrances (except those arising under applicable state and federal securities laws and matters set forth in the Company's Bylaws). Gardner owns 9,900 Shares and Bouknight owns 100 Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing and evidencing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

         3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) consolidated balance sheets of the Company as at December 31 for each of the years 1998 through 2001 (the December 31, 2001 consolidated balance sheet is referred to as the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Hughes, Boan & Associates, LLC, CPA, independent certified public accountants; and (b) an unaudited consolidated balance sheet of the Company as at September 20, 2002 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the eight months ended August 31, 2002, including in each case the notes thereto, if any (the items in (a) and (b) are collectively referred to as the "Financial Statements"). The Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the Financial Statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements. No Financial Statements of any Person is required by GAAP to be included in the consolidated Financial Statements of the Company.

         3.5 BOOKS AND RECORDS. All books of account, minute books, stock record books, and other material records of the Company have been made available to Buyer. At the Closing, all of those books and records will be in the possession of the Company.

         3.6 TITLE TO PROPERTIES; ENCUMBRANCES.

         (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other material interests in real property owned by the Company. Sellers have delivered or made available to Buyer copies of the instruments (as recorded) by which the Company acquired such real property interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such interests.

         (b) The Company owns (1) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own on its Financial Statements and which are located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties, interests and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and (2) all of the properties, interests and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). The subsequently purchased or acquired properties, interests and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. Properties that are not owned by the Company that are located in the Company's facilities are owned by the owner of the real estate that is leased to the Company and is included as part of the property leased to the Company by the lessor and are described in Part 3.6 of the Disclosure Letter.

         (c) Except for one Company copy machine that is held under a lease-purchase arrangement, all material properties, interests and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances.

         3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. A total of 100% (by principal amount) of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9 BROKERS OR FINDERS. Except as set forth in Part 3.9 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.10 NO UNDISCLOSED LIABILITIES. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

         3.11 TAXES.

         (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 1997. The Company has paid all Taxes whether or not shown on any Tax Return that the Company is obligated to pay, other than Taxes that are not yet due that are reflected on the Interim Balance Sheet (including deferred taxes) or that have accrued in the Ordinary Course of Business since the date of the Interim Balance Sheet. The Company has provided adequate reserves (determined in accordance with GAAP) for all Taxes which may have become due except such Taxes as are being contested in good faith and are listed in Part 3.11 of the Disclosure Letter. Except as described in Part 3.11 of the Disclosure Letter, the Company is not the beneficiary of any extension of time within which to file any Tax Return. The Company will not be liable for any deferred taxes as a result of transactions that occur prior to the Closing Date.

         (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1997. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 1995, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither the Sellers nor Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No Consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

         (d) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of IRC sections 1361 and 1362 since January 1, 2000 and from the time of incorporation through January 1, 2000 the Company was a C corporation. The Company will be an S corporation up to and including the Closing Date.

         (e) The Company will not be liable for any Taxes related to the operations of the Company prior to the Closing Date or as a result of the transfer of the Shares by the Sellers to the Buyer.

         (f) To the best Knowledge of the Sellers, all Tax Returns filed by the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

         3.12 NO MATERIAL ADVERSE EVENT AND OPERATION OF THE BUSINESSES OF THE COMPANY. Since December 31, 2001, there has not been any Material Adverse Event with respect to the business, operations, properties, prospects, assets, or condition of the Company not otherwise reflected in the Financial Statements. Since the Interim Balance Sheet Date, the Company has (a) conducted the business of the Company only in the Ordinary Course of Business; and (b) used its best efforts to preserve intact the current business organization of the Company, kept available the services of the current officers, employees, and agents of the Company, and maintained the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company.

         3.13 EMPLOYEE BENEFITS. Except as set forth on Part 3.13 of the Disclosure Letter, the Company does not have any employee benefit plans that are subject to ERISA (hereinafter referred to as a "Plan"). The Company does not have any pension benefit plans, stock bonus plans or qualified profit sharing plans within the meaning of IRC section 401(a). Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans. A copy of all Company Plans provided or sponsored by the Company and all other documents, instruments, insurance policies, summary plan descriptions and related materials have been provided to Buyer. No transaction prohibited by ERISA section 406 and no "prohibited transaction" under IRC section 4975(c) have occurred with respect to any Company Plan. All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided. The Company does not have any unfunded liability under any Company Plan. Except for the Company's 401(k) plan, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan. Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving any Company Plan is pending or, to Sellers' Knowledge, is Threatened. No Company Plan is subject to Title IV of ERISA. Any exceptions to the foregoing are set forth on the Disclosure Letter.

         3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                  (1) the Company is, and at all times since January 1, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for such non-compliance as shall not have a Material Adverse Effect;

                  (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or will result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) will give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (3) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement by the Company, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each governmental authorization that is held by the Company. Each governmental authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. The governmental authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the governmental authorizations necessary to permit the Company to lawfully operate its business in the manner it currently operates such business in all material respects. Except as set forth in Part 3.14 of the Disclosure Letter:

                  (1) the Company is, and at all times since January 1, 1998 has been, in material compliance with all of the terms and requirements of each governmental authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                  (2) no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in all material respects with any material term or requirement of any governmental authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any governmental authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                  (3) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material governmental authorization by the Company, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material governmental authorization of the Company; and

                  (4) all applications required to have been filed for the renewal of the governmental authorizations listed or required to be listed in
Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         3.15 LEGAL PROCEEDINGS; ORDERS.

         (a) There is no pending Proceeding (1) that has been commenced by or against the Company or to Sellers' actual Knowledge that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company (other than litigation affecting the Company's industry as a whole); or (2) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To the Knowledge of Sellers and the Company, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (1) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject other than general Orders applicable to a broader range of companies similar to the Company;

                  (2) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company other than general Orders applicable to a broader range of individuals such as the Sellers; and

                  (3) to the actual Knowledge of the Sellers, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (1) the Company is, and at all times since January 1, 1998 has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject, except for such non-compliance as shall not have a Material Adverse Effect;

                  (2) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject, except for such violation or failure as shall not have a Material Adverse Effect; and

                  (3) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject which violation or failure could reasonably be expected to have a Material Adverse Effect.

         3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 2001 and except as reflected in Part 3.16 of the Disclosure Letter, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth on Part 3.16(a) of the Disclosure Letter;

         (b) amendment to the organizational documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

         (i) material change in the accounting methods used by the Company; or

         (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         Except as otherwise expressly permitted by this Agreement, since the Interim Balance Sheet Date, Sellers have not, and the Company has not taken any affirmative action, or failed to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.16 is likely to occur.

         3.17 CONTRACTS; NO DEFAULTS.

         (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                  (1) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000;

                  (2) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $50,000;

                  (3) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000;

                  (4) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                  (5) each licensing agreement or other Applicable Contract with respect to material patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (6) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (7) each material joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (8) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                  (9) each Applicable Contract involving more than $50,000 and providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (10) each power of attorney that is currently effective and outstanding;

                  (11) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (12) each Applicable Contract for capital expenditures in excess of $50,000;

                  (13) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                  (14) each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (1) neither Seller (nor any Related Person of either Seller) has any rights under, and neither Seller (nor any Related Person of either Seller) has any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (2) no officer, director, employee, consultant, or contractor of the Company is bound by any Contract with the Company that purports to limit the ability of such officer, director, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                  (1) the Company is, and at all times since January 1, 1998 has been, in material compliance with all applicable terms and requirements of each material Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (2) to the actual Knowledge of the Sellers and the persons who are entering into the Employment and Noncompetition Agreements each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 1998 has been, in material compliance with all applicable terms and requirements of such Contract;

                  (3) no event has occurred or circumstance exists that (with or without notice or lapse of time) may, in any material respect, contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract and no notice has been received of such event or circumstance or declaring a default; and

                  (4) the Company has not given to nor have the Sellers in their capacity as employees, officers or directors or otherwise received from any other Person, at any time since January 1, 1998 any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for any such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement except for such violations as shall not have a Material Adverse Effect.

         3.18 INSURANCE.

         (a) Sellers have made available to Buyer: (1) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the four years preceding the date of this Agreement; (2) true and complete copies of all pending applications for policies of insurance; and (3) any statement by the auditor of the Company's Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Part 3.18(b) of the Disclosure Letter describes (1) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; (2) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and (3) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the four preceding policy years: (1) a summary of the loss experience under each policy; (2) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth:
(A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (3) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

                  (1) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) taken together, provide adequate and typical insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company; (C) are sufficient for material compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (D) will continue in full force and effect following the consummation of the transactions contemplated herein; and (E) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (2) Neither the Sellers nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (3) The Company has paid all premiums due, and has otherwise performed all of its respective material obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (4) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.19 ENVIRONMENTAL MATTERS. The Company is in material compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Neither the Company, nor to the best of its knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by the Company (including, without limitation, the buildings or structures thereon) (the "Real Property"). Neither the Company, nor to the best of the Company's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Neither the Company, nor to the best of the Company's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. The Company has provided Buyer with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to the Company.

         3.20 EMPLOYEES.

         (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

         (b) To the actual Knowledge of the Sellers and the other persons who are entering into Employment and Noncompetition Agreements on the Closing Date, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or
(ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' actual Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been nor is a party to any collective bargaining or other labor Contract. Since the formation of the Company, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22 CERTAIN PAYMENTS. Since the formation of the Company, neither the Company nor a director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or
(iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.23 RELATIONSHIPS WITH RELATED PERSONS. Except for the lease of the Company's principal offices, neither of the Sellers or any Related Person of Sellers or of the Company has, or since January 1, 2002 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. Neither Seller nor any Related Person of Sellers nor the Company is, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in
Part 3.23 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.24 PAYMENT OF INDEBTEDNESS OF RELATED PERSONS. Except as expressly provided in this Agreement, Sellers have caused all indebtedness owed to Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.


               ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer and TSFG are corporations duly organized, validly existing, and in good standing under the laws of the state of South Carolina, with full corporate power and authority to conduct their businesses as are now being conducted. Buyer and TSFG (as applicable) are duly qualified to do business as a foreign corporation and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by either of them, or the nature of the activities conducted by either of them, requires such qualification.

         4.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon execution, this Agreement, the Employment and Noncompetition Agreements and the other documents executed by Buyer in connection herewith (collectively, the "Buyer's Closing Documents") will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the right, power, authority, and capacity to execute and deliver this Agreement and the Buyer's Closing Documents to which it is a party and to perform its obligations under the Buyer's Closing Documents.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein by Buyer will, directly or indirectly (with or without notice or lapse of time):

                  (1) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Buyer, or (B) any resolution adopted by the board of directors or the stockholders of the Buyer;

                  (2) contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by the Buyer, may be subject, except as such shall not have a Material Adverse Effect;

                  (3) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Buyer or TSFG or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer or TSFG, except as such shall not have a Material Adverse Effect.

                  (4) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract of TSFG or Buyer, except as such shall not have a Material Adverse Effect.

         The Buyer is not required to give any notice to or obtain any Consent from any Person or governmental body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein, except such as have been obtained. Buyer has made all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein.

         4.3 CAPITALIZATION. At August 31, 2002, the authorized equity securities of TSFG consisted of 100,000,000 shares of common stock, par value $1.00 per share, of which approximately 44,317,801 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of TSFG are validly issued and fully paid and nonassessable. Except for shares or options to be issued in connection with pending or contemplated acquisitions or existing employee benefit arrangements, or as reflected in TSFG's public filings under the Exchange Act, or otherwise in the ordinary course of business, there are no outstanding Contracts relating to the additional issuance of equity securities of TSFG, or pursuant to which TSFG is or may become obligated to issue any shares of equity securities. None of the shares of the TSFG Common Stock issuable hereunder is subject to any restrictions as to the transfer thereof, except as set forth in TSFG's Articles of Incorporation or Bylaws or its Shareholders' Rights Plan and except for restrictions on account of applicable federal or state securities laws. The TSFG Common Stock to be issued in connection with this Agreement will, when issued, (i) be validly issued, fully paid and nonassessable, and (ii) have been properly registered for trading on the Nasdaq National Market.

         4.4 FINANCIAL STATEMENTS. Buyer has delivered to Sellers: (a) consolidated balance sheets of TSFG as at December 31 for each of the years 1999 through 2001 (the December 31, 2001 consolidated balance sheet is referred to as the "TSFG Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of KPMG, LLP, independent certified public accountants; and (b) an unaudited consolidated balance sheet of TSFG as at June 30, 2002 (the "TSFG Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the six months then ended, including in each case the notes thereto, if any (the items in (a) and (b) are collectively referred to as the "TSFG Financial Statements"). The TSFG Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of TSFG as at the respective dates of and for the periods referred to in the TSFG Financial Statements, all in accordance with GAAP, subject, in the case of interim TSFG Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the TSFG Balance Sheet); the TSFG Financial Statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the TSFG Financial Statements. No Financial Statements of any Person is required by GAAP to be included in the consolidated Financial Statements of the Company.

         4.5 BROKERS OR FINDERS. Except for Reagan & Associates (which shall have been paid in full at Closing), Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.6 NO UNDISCLOSED LIABILITIES. TSFG has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the date thereof, or liabilities or obligations that will not have a Material Adverse Effect.

         4.7 NO MATERIAL ADVERSE CHANGE. Since January 1, 2002, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of TSFG not otherwise reflected in the TSFG Financial Statements.

         4.8 LEGAL PROCEEDINGS; ORDERS. There is no pending Proceeding that has been commenced by or against TSFG or to Buyer's actual Knowledge that otherwise relates to or may have a material adverse affect on the business or operations of TSFG; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To the Knowledge of Buyer, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

         4.9. TSFG INFORMATION. Within the last two years, TSFG has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act of 1933 and the Securities Exchange Act of 1934, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the Securities and Exchange Commission.


         ARTICLE 5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part).

         5.1 ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the date of this Agreement.

         5.2 SELLERS' PERFORMANCE. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Each document required to be delivered pursuant to Section 2.4 must have been delivered.

         5.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         5.4 ADDITIONAL DOCUMENTS. The Sellers shall have delivered such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller,
(iii) evidencing the satisfaction of any condition referred to in this Section 5, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

         5.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

         5.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         5.7 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any governmental body.

         5.8 INSURANCE.

         (a) The Company shall have in force errors and omissions insurance with limits of liability satisfactory to Buyer, shall have purchased a tail or run-off endorsement to such policy extending from the period within which claims can be made to a date not sooner than 36 months following the date of sale, and shall have paid the premium for such insurance in full.

         (b) Buyer shall have obtained key man life insurance on Gardner (with the Buyer as beneficiary) in a minimum amount of $5 million.


         ARTICLE 6. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         6.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the date of this Agreement.

         6.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4.

         6.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         6.4 ADDITIONAL DOCUMENTS. Buyer must have delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or
(iv) otherwise facilitating the consummation of any of the transactions contemplated herein.

         6.5 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.


                      ARTICLE 7. INDEMNIFICATION; REMEDIES

         7.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED OF KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(4) and Section 2.4(c)(4), and any other certificate or document delivered pursuant to this Agreement will survive the Closing except as limited by Section 7.5 below. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation by Buyer or the Sellers (as applicable) conducted with respect to, or any Knowledge acquired (or capable of being acquired) by Buyer or the Sellers (as applicable) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         7.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations contained in this Article 7, Sellers, Pro Rata and severally (but not jointly), will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the

Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, or any other certificate delivered by Sellers pursuant to this Agreement;

         (b) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

         (c) any services provided by the Company prior to the Closing Date;

         (d) any Tax liability of the Company for periods prior to the Closing Date;

         (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company or any Person acting on their behalf in connection with any of the transactions contemplated herein.

         7.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

         (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

         (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the transactions contemplated herein.

         7.4 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19 unless within a two-year period commencing on the Closing Date, the Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to
Section 3.3, 3.11, 3.13 and 3.19, or a claim for indemnification or reimbursement under Section 7.2(d) and Section 7.2(e) may be made at any time until the expiration of the applicable statute of limitations.

         7.5 LIMITATIONS ON AMOUNT--SELLERS. A Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or clause (c) of Section 7.2 until the total of all Damages with respect to such matters exceeds $50,000. A Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or clause (c) of Section 7.2 to the extent the Damages exceeds the Purchase Price. Notwithstanding anything in this Section to the contrary, with respect to matters described in clause (a) of Section 7.2, the calculation of Damages as a result of a breach of a representation or warranty in Article 3 shall be made without reference to (i) any "materiality" qualifier, (ii) any qualifier limited by Material Adverse Effect or Material Adverse Event or (iii) similar qualification based on "materiality." The limitations contained in this Section 7.5 will not apply to a breach of the representation in Sections 3.1 or 3.2. Notwithstanding anything in this Section to the contrary, a Seller's liability hereunder shall never exceed the amount of the Purchase Price actually received by such Seller.

         7.5 LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 7.3 until the total of all Damages with respect to such matters exceeds $50,000.

         7.7 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Section 7.2 or
Section 7.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 7.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         7.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.


                          ARTICLE 8. GENERAL PROVISIONS

         8.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants and all amounts payable in connection with this Agreement and the transactions contemplated herein. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         8.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the Parties mutually determine. Unless consented to by the Parties in advance or required by Legal Requirements, prior to the Closing the Parties shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated herein, and Buyer will have the right to be present for any such communication.

         8.3 NOTICES. All notices and demands of any kind which any party hereto may be required or desires to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party: (a) by personal service upon such other party at such other party's address set forth below, (b) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth below; or (c) by sending a copy thereof by facsimile to such other party at the facsimile number, of such other party set forth below. Such service shall be deemed complete upon reasonable evidence of actual receipt. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other parties.

If to Buyer or TSFG:                        Carolina First Bank
                                            104 S. Main Street 10th Floor
                                            Greenville, SC 29601
                                            (864) 255-4777
                                            Attn: General Counsel




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

If to Gardner and/or Bouknight:  Barr H. Gardner, III
                                 905 Sandbar Road
                                 Chapin, SC  29036


                                 Steve S. Bouknight
                                 206 Cedar Road
                                 Lexington, SC  29073

         with a copy to:         M. Alan Peace
                                 Tyler, Cassell, Jackson, Peace & Silver, L.L.P.
                                 1331 Elmwood Avenue, Suite 300
                                 Columbia, SC  29201


         8.4 JURISDICTION; ARBITRATION. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the Parties covenant and agree as follows:

         (a) The Parties shall first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.

         (b) If the Parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Greenville, South Carolina, under the auspices of, and pursuant to the rules, of the American Arbitration Association's Commercial Arbitration Rules as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three arbitrators, one of which shall be selected by the Sellers, one of which shall be selected by the Buyer, and the third of which shall be selected by the two arbitrators so selected.

         (c) Any award issued as a result of such arbitration shall be final and binding between the Parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. A ruling by the arbitrators is shall be non-appealable. The Parties agree to abide by and perform any award rendered by the arbitrators.

         (d) If either the Sellers or the Buyer seeks enforcement of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing Party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover all of its costs and expenses from the non-prevailing Party, in addition to any other relief to which it may be entitled.

         (e) If a dispute arises and one Party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the dispute shall be resolved solely by the arbitrator designated by the other Party and such arbitration award shall be as binding as if three (3) arbitrators had participated in the arbitration proceeding.

         (f) Either the Sellers or the Buyer may cause an arbitration proceeding to commence by giving the other Party notice in writing of such arbitration. The Sellers and the Buyer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration.

         (g) Notwithstanding anything in this Section to the contrary, neither the Sellers nor the Buyer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief.

         (h) The arbitration proceeding shall be held in English.

         (i) Legal process in any action or proceeding referred to in the preceding Article may be served on any party anywhere in the world.

         (j) Except as expressly provided herein and except for injunctions and other equitable remedies that are required in order to enforce the binding provisions of this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

         8.5 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         8.6 WAIVER. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         8.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated July 31, 2000) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         8.8 DISCLOSURE LETTER. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         8.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         8.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.11 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         8.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         8.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of South Carolina without regard to conflicts of laws principles.

         8.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement this 20th day of September, 2002.

                                        CAROLINA FIRST BANK,
                                        a South Carolina corporation

                                        /s/
                                        ------------------------------
                                        (name and title)



                                        BARR H. GARDNER, III

                                        /s/
                                        ------------------------------
                                        An individual resident in South Carolina



                                        STEVE S. BOUKNIGHT

                                        /s/
                                        ------------------------------
                                        An individual resident in South Carolina

                                    EXHIBIT C

         The Effective Date Balance Sheet will not be adjusted to reflect direct bill receivables, as provided by GAAP. Direct bill receivables for purposes of all calculations, will be accounted for on a cash basis.

         It is contemplated that subsequent to Closing, the Company will be merged into an existing insurance subsidiary of Purchaser. If that occurs, Purchaser shall maintain separate accounting records with respect to the operations of the Company in accordance with GAAP, all as if such merger did not occur.

In the event of ambiguity as to calculations of EBITDA, the Effective Date Balance Sheet or any related calculations , the manner utilized to calculate the pro forma financials generated by Buyer with respect to the Company (copies of which have been provided to Gardner) will be utilized.



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